Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 25, 2010, relating to the financial statements and financial highlights of the Sentinel Conservative Strategies Fund (formerly the Sentinel Conservative Allocation Fund), Sentinel Government Securities Fund and Sentinel Short Maturity Government Fund which appears in the November 30, 2009 Annual Report to Shareholders of Sentinel Group Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Fund Services Arrangements” and “General Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 16, 2010